Exhibit 99.1

Duke Energy Carolinas

Summary of 2017 Rate Case Filing in North Carolina

(Docket E-7 Sub 1146)

•                  On August 25, 2017, Duke Energy Carolinas filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 13.6 percent increase in retail revenues, or approximately $647 million:

•                  The rate case filing requests an overall rate of return of 7.93% based on approval of a 10.75% return on equity and a 53% equity component of the capital structure

•                  The filing is based on a North Carolina rate base of $13.8 billion as of December 31, 2016 and adjusted for known and measurable changes through November 2017 (hearings are expected to commence early next year)

•                  This rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request
Significant Plant Additions and Changes	$381 million	59%
Coal Ash Pond Closure costs	$336 million	52%
All other changes to rate base, operating costs, and operating revenues (primarily lower NC tax rate and lower cost of debt)	$(106) million	(17)%
Grid Reliability and Resiliency Rider	$36 million	6%

•                  Major capital investments(1) including pro-forma adjustments to reflect known and measurable changes include:

•                  The new W.S. Lee Combined Cycle unit - $557 million

•                  Lee Nuclear Project development costs - $527 million

•                  Two new solar facilities - $156 million

•                  The Carolinas West Primary Control Center - $120 million

•                  Advanced Metering Infrastructure (AMI) - $123 million

•                  Relicensing 13 hydro facilities on the Catawba-Wateree river basins - $109 million

•                  Lee Nuclear Project cancellation

•                  Duke Energy Carolinas is requesting NCUC approval to cancel the development of the Lee Nuclear Project while maintaining the Combined License as an option for the future in case circumstances change

•                  The associated revenue requirement is $53 million to recover incurred project development expenses over a 12 year period, as permitted by statute

•                  Coal Ash Pond Closure costs include:

•                  $135 million to recover previously incurred expenses over a five year period

•                  $201 million for ongoing expenses

•                  The Grid Reliability and Resiliency Rider includes:

•                  Duke Energy Carolinas has requested a new Grid Reliability and Resiliency Rider to recover grid modernization costs.

(1)  Represents Duke Energy Carolinas total investment, which is allocated ~67% to NC.

•                  The Grid Reliability and Resiliency Rider revenue requirement reflects:

•                  $309 million of capital investment in 2018 for NC Retail customers

•                  $20 million for Operating & Maintenance expense related to these investments

•                  The Company has requested the NCUC approve the requested rates to be effective on April 1, 2018 but no later than May 1, 2018.